EX-28.g.2.p

DFA INVESTMENT DIMENSIONS GROUP INC.

CUSTODIAN AGREEMENT

ADDENDUM NUMBER 16

THIS ADDENDUM is made as of the 8th day of May 2010, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the “Fund”) and PFPC TRUST COMPANY, successor by assignment to “Provident National Bank” (“PFPC Trust”).

WITNESSETH:

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

WHEREAS, the Fund has retained PFPC Trust to provide certain custodian services pursuant to a Custodian Agreement dated June 19, 1989, as amended (the “Agreement”), which, as of the date hereof, is in full force and effect; and

WHEREAS, PFPC Trust has provided custodian services to the U.S. Large Company Portfolio (the “Portfolio) of the Fund; and

WHEREAS, on May 7, 2010 the Portfolio was reorganized into the U.S. Large Company Institutional Index Portfolio (“LCII”), a portfolio of Dimensional Investment Group Inc. (“DIG”); and

WHEREAS, Paragraph 28 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1. The Agreement is amended to provide that those portfolios set forth on “Schedule A, Portfolios of DFA Investment Dimensions Group Inc., Amended and Restated May 8, 2010” which is attached hereto, shall be “Covered Portfolios” under the Agreement.

2. In all other respects, the Agreement shall remain unchanged and in full force and effect.

3. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. The effective date of this Addendum shall be May 8, 2010.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number 16 to the Agreement to be executed by their duly authorized officers designated below on the day and year first written above.

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Catherine Newell
Name:	Catherine L. Newell
Title:	Vice President and Secretary

PFPC TRUST COMPANY

By:	/s/ Edward A. Smith
Name:	Edward A. Smith, III
Title:	Vice President & Senior Director

SCHEDULE A

PORTFOLIOS OF DFA INVESTMENT DIMENSIONS GROUP INC.

AMENDED AND RESTATED MAY 8, 2010

LWAS/DFA International High Book to Market Portfolio

Continental Small Company Portfolio

DFA California Short-Term Municipal Bond Portfolio

DFA Five-Year Government Portfolio

DFA Inflation-Protected Securities Portfolio

DFA Intermediate Government Fixed Income Portfolio

DFA One-Year Fixed Income Portfolio

DFA Real Estate Securities Portfolio

DFA Short-Term Municipal Bond Portfolio

DFA Two-Year Global Fixed Income Portfolio

Emerging Markets Portfolio

Emerging Markets Small Cap Portfolio

Emerging Markets Value Portfolio

Enhanced U.S. Large Company Portfolio

International Small Company Portfolio

Japanese Small Company Portfolio

Asia Pacific Small Company Portfolio

T.A. U.S. Core Equity 2 Portfolio

Tax-Managed U.S. Targeted Value Portfolio (formerly Tax Managed U.S. Small Cap Value Portfolio)

Tax-Managed U.S. Equity Portfolio

Tax-Managed U.S. Marketwide Value Portfolio

Tax-Managed U.S. Small Cap Portfolio

U.S. Core Equity 1 Portfolio

U.S. Core Equity 2 Portfolio

U.S. Vector Equity Portfolio

U.S. Large Cap Value Portfolio

U.S. Micro Cap Portfolio

U.S. Small Cap Portfolio

U.S. Small Cap Value Portfolio

U.S. Targeted Value Portfolio (formerly, U.S. Small XM Value Portfolio)

United Kingdom Small Company Portfolio

VA Large Value Portfolio

VA Short-Term Fixed Portfolio

VA Small Value Portfolio

U.S. Social Core Equity 2 Portfolio

CSTG&E U.S. Social Core Equity 2 Portfolio

U.S. Sustainability Core 1 Portfolio

DFA Global Real Estate Securities Portfolio